Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:
Company:	Investor Relations:
Douglas J. Malone Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908
Phone: (607) 378-4140	Email: dpawlowski@keiadvisors.com

Hardinge Inc. Reports Net Sales of $103.1 Million in Fourth Quarter 2013

•                  Shipments from Usach’s backlog drove solid fourth quarter and full year 2013 sales

•                  $17.4 million in cash generated from operating activities during the fourth quarter, $25.8 million for the full year

•                  Reported fourth quarter EPS of $0.50; Non-GAAP EPS of $0.68 excludes unusual items

ELMIRA, N.Y., February 13, 2014 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions and accessories, reported financial results for its fourth quarter and full year ended December 31, 2013.  Results for the year included the operations of Usach Technologies, Inc. (“Usach”), acquired on December 20, 2012, and the Forkardt operations (“Forkardt”) since its May 9, 2013 acquisition, adjusted to segregate the Forkardt Swiss business, divested in December 2013, as a discontinued operation.

Net sales (“sales”) for the quarter were up 14% to $103.1 million, compared with sales of $90.6 million in the prior year’s fourth quarter.  Acquisitions contributed $29.8 million of sales in this year’s fourth quarter.  When compared with the trailing third quarter, sales were up $23.3 million, or 29%, with the improvement driven by strong shipments from Usach’s backlog.

Net income, which was impacted by unusual items, was $6.1 million, or $0.50 per diluted share.  Non-GAAP net income was $8.4 million, or $0.68 per diluted share, excluding acquisition-related costs of $1.0 million, or $0.08 per diluted share, non-cash impairment charges of $6.2 million, or $0.51 per diluted share, and a $5.0 million, or $0.41 per diluted share benefit relating to the operations and sale of Forkardt’s Swiss business.  The prior year’s fourth quarter net income was $7.8 million, or $0.66 per diluted share, which included a benefit of $2.7 million, or $0.23 per diluted share, from a reduction in tax valuation allowances and $0.3 million, or $0.02 per diluted share, of acquisition-related expenses.  When comparing adjusted net income for both quarters, the fourth quarter 2013 net income was up $3.1 million, or $0.22 per diluted share.  Management believes that the use of non-GAAP measures helps in the understanding of its operating performance.  Below is a reconciliation of GAAP net income to Non-GAAP net income for the comparative fourth quarters.

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Reconciliation of GAAP Net Income to Non-GAAP Net Income

(in thousands except per share data)

	Quarter Ended		Quarter Ended
	December 31, 2013		December 31, 2012
		Diluted EPS		Diluted EPS
GAAP net income as reported	$6,143	$0.50	$7,752	$0.66
Acquisition-related inventory step-up charge	785	0.06	—	—
Acquisition-related expenses	258	0.02	290	0.02
Impairment charges	6,239	0.51	—	—
Tax valuation allowance reduction	—	—	(2,720)	(0.23)
Income from discontinued operations and gain on disposal of discontinued operations, net of tax	(5,047)	(0.41)	—	—
Non-GAAP net income as adjusted	$8,378	$0.68	$5,322	$0.46

Richard L. Simons, Chairman, President and Chief Executive Officer, commented, “Our fourth quarter operating results benefitted from the shipment of the acquired Usach backlog and solid execution on scheduled customer deliveries.  Regarding 2013 overall, our newly acquired workholding accessories business and Usach’s strong backlog enabled us to have a solid year.  The acquisitions diversified our revenue base, provided stronger margin business and reduced the impact of the inherent cyclicality in the machine tool industry and, as a result, more than offset the decline in our organic business.”

A review for impairment of goodwill and other intangible assets under Accounting Standards Codification (ASC) 350, resulted in a fourth quarter and full year charge of $5.1 million to reduce the value of goodwill and the trade name associated with the purchase of Usach.

The operations of the Forkardt Swiss business and the gain on its divestiture resulted in income of $5.0 million, or $0.41 per diluted share, in the quarter, and are reported as a discontinued operation.  The fourth quarter and full year also reflect a $1.1 million non-cash impairment charge associated with the Forkardt trade name as a result of the Forkardt Swiss divestiture.

Quarterly Sales by Region
($ in thousands)

	Quarter Ended
	December 31, 2013		December 31, 2012		September 30, 2013
Sales to Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	36,473	35%	24,030	52%	22,020	66%
Europe	28,867	28%	34,878	(17)%	26,980	7%
Asia	37,762	37%	31,652	19%	30,784	23%
Total	103,102		90,560	14%	79,784	29%

Fourth Quarter Review

Fluctuations in Hardinge’s consolidated sales among geographic locations and industries can vary from quarter to quarter based on the timing and magnitude of orders and projects.  Hardinge does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger business trends.  Rather, the Company believes that such business trends can be discerned from the Company’s performance during a longer period of time, such as a trailing twelve-month period.

Compared with the prior-year period, sales improved in North America and Asia as a result of the acquisitions, which offset lower organic sales.  The decline in Europe reflected the weak economy that appears to now be improving.  There too, the acquisitions helped to offset the organic decline.  Compared with the trailing third quarter, sales increased in all regions on solid execution of sales out of backlog.

Gross profit was $29.5 million, up $1.8 million over the prior-year period.  As a percentage of sales, gross margin was 28.6% compared with the prior year’s 30.6%.  The valuation adjustment for the step-up of acquired inventory associated with the Usach acquisition had a $0.8 million unfavorable impact on gross profit, or 0.8 percentage points on margin.  Additionally, gross margin for the quarter was affected by lower machine production in certain factories as a result of lower machine orders in the second half of 2013.

Selling, general and administrative (“SG&A”) expense was up by $0.8 million, compared with the prior-year period, to $21.8 million, or 21.1% of sales.  The increase included $0.3 million of acquisition-related expenses as well as $4.2 million of incremental SG&A associated with the acquired businesses.  This was partially offset by savings of approximately $2.0 million resulting from the 2013 realignment of the Company’s sales structure in the United Kingdom.

Income from operations was $1.3 million.  Non-GAAP income from operations, which excludes the $1.0 million of acquisition-related items and $6.2 million of non-cash goodwill and trade name impairment charges, was $8.6 million, or 8.3% of sales, compared with adjusted income from operations of $6.8 million, or 7.5% of sales, in the prior-year period.

The 2013 fourth quarter effective tax rate was not meaningful due to the impact of jurisdictional mix and reserves.  Last year’s quarter included a $2.7 million tax benefit resulting from a reduction in tax valuation allowances, making its rate not meaningful as well.

Full Year Sales by Region
($ in thousands)

	Fiscal Year Ended
	December 31, 2013		December 31, 2012
Sales to Customers in	$	% of Total	$	Year-over-Year % Change
North America	109,457	33%	83,547	31%
Europe	100,126	30%	121,008	(17)%
Asia	119,876	37%	129,858	(8)%
Total	329,459		334,413	(2)%

Full Year 2013 Review

2013 sales of $329.5 million were down $5.0 million, or 2%, from the prior-year period, as incremental sales from acquisitions nearly offset the organic sales decline.

Gross profit was $93.2 million, or 28.3% of sales, compared with $96.8 million, or 29.0% of sales, in 2012.  Gross profit in 2013 was unfavorably impacted by approximately $1.9 million of inventory valuation step-up adjustments related to the acquisitions, which impacted gross margin by 0.6 percentage points.

SG&A expense was $79.5 million, up $3.3 million from 2012 levels.  Incremental SG&A associated with the acquired operations was $9.7 million, partially offset by $5.9 million of savings from the realignment of the Company’s U.K. sales organization.  Additionally, SG&A for 2013 included $2.2 million in acquisition-related expenses.

Income from operations was $7.0 million.  Non-GAAP income from operations, which excludes the $4.1 million of acquisition-related items and $6.2 million of non-cash goodwill and trade name impairment charges, was $17.3 million, or 5.3% of sales, compared with adjusted income from operations of $20.4 million, or 6.1% of sales, in the prior-year period.

Net income was $9.9 million.  Non-GAAP 2013 net income was $14.9 million, which excludes acquisition-related items of $4.1 million, impairment charges of $6.2 million, a discrete tax charge of $0.2 million, and $5.5 million of income from discontinued operations and gain on disposal of discontinued operations, both associated with Forkardt’s Swiss business.  Adjusted net income was $0.5 million lower than 2012 adjusted net income of $15.4 million.  The 2012 adjusted net income excludes a $2.7 million tax benefit and $0.3 million of acquisition-related expenses.  Earnings per diluted share for 2013 were $0.83.  Adjusted earnings per diluted share were $1.25, compared with adjusted earnings per diluted share of $1.33 in 2012.  Management believes that the use of non-GAAP measures helps in the understanding of its operating performance.  Below is a reconciliation of GAAP net income to Non-GAAP net income for the comparative annual periods.

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(in thousands except per share data)

	Year Ended		Year Ended
	December 31, 2013		December 31, 2012
		Diluted EPS		Diluted EPS
GAAP net income as reported	$9,927	$0.83	$17,855	$1.53
Acquisition-related inventory step-up charges	1,915	0.16	—	—
Acquisition-related expenses	2,154	0.18	290	0.03
Impairment charges	6,239	0.52	—	—
Discrete tax charge — Switzerland	186	0.02	—	—
Tax valuation allowance reduction	—	—	(2,720)	(0.23)
Income from discontinued operations and gain from disposal of discontinued operations, net of tax	(5,532)	(0.46)	—	—
Non-GAAP net income as adjusted	$14,889	$1.25	$15,425	$1.33

Solid Cash Generation; Reduced Pension Liability

Cash and cash equivalents at the end of the year were $34.7 million.  Cash generated by operations was $17.4 million in the fourth quarter of 2013 and $25.8 million for the full year.  Total debt, consisting of notes payable and term debt (current and long-term portions) was $26.6 million at December 31, 2013, a reduction of $10.6 million compared with the $37.2 million balance at September 30, 2013.  Through January 2014, the Company has raised $9.9 million from the sale of 678,531 of Hardinge shares under the Company’s at-the-market program, which has been used to reduce outstanding debt.

Hardinge’s pension obligation at the end of 2013 was $28.4 million, down $21.9 million as a result of higher discount rates and positive returns on plan assets.

Capital expenditures were $1.7 million and $3.9 million in the fourth quarter and full year 2013, respectively.  Capital expenditures in 2014 are expected to be in the $5.5 million to $6.5 million range, primarily for general maintenance purposes.

Orders by Region

($ in thousands)

	Quarter Ended
	December 31, 2013		December 31, 2012		September 30, 2013
Orders from Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	24,598	33%	17,410	41%	19,279	28%
Europe	23,818	32%	19,937	19%	27,535	(13)%
Asia	25,498	34%	20,968	22%	23,870	7%
Total	73,914		58,315	27%	70,684	5%

	Fiscal Year Ended
	December 31, 2013		December 31, 2012
Orders from Customers in	$	% of Total	$	Year-over-Year % Change
North America	86,216	30%	78,982	9%
Europe	95,349	33%	105,978	(10)%
Asia	106,912	37%	103,418	3%
Total	288,477		288,378	0%

Net orders (“orders”) during the quarter were $73.9 million, and improved over both the prior-year period and the trailing third quarter.  The Company’s order backlog at December 31, 2013 was $91.4 million.

2014 Expectations

Mr. Simons concluded, “We expect that 2014 will demonstrate moderate growth as both North America and Asia have had steady demand.  Encouragingly, Europe appears to be improving.  In addition, we will have the benefit of a full year of Forkardt sales.  We recognize that the first quarter will be a weak start to the year for sales, similar to last year, as a result of the Chinese New Year.  We also enter the new year with lower backlog given the high level of shipments in the fourth quarter.  Nonetheless, both macro economic factors and customer feedback are encouraging for the remainder of the year.  We have a solid, flexible balance sheet and expect to continue our pursuit of additional strategic acquisitions to complement our organic growth.”

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. ET.  During the conference call and webcast, Richard L. Simons, Chairman, President and CEO, and Douglas J. Malone, Vice President and CFO, will review the financial and operating results for the quarter and year, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal discussion.  Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at www.hardinge.com/ir/events.

The conference call can be accessed by calling (201) 689-8560.  The listen-only audio webcast can be monitored at www.hardinge.com/ir/events.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Thursday, February 20, 2014.  To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13574577.  Alternatively, the archive can be heard on the Company’s website at www.hardinge.com/ir/events.  A transcript will also be posted to the website, once available.

About Hardinge

Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard to machine metal parts and of technologically advanced workholding accessories.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable products Hardinge produces.  With approximately 70% of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool and accessory solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.

Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, France, Germany, Switzerland, Taiwan, the United Kingdom and the United States.

The Company regularly posts information on its website: http://www.hardinge.com.

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

FINANCIAL TABLES FOLLOW.

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)

Net sales	$103,102	$90,560	$329,459	$334,413
Cost of sales	73,644	62,878	236,220	237,576
Gross profit	29,458	27,682	93,239	96,837
Gross profit margin	28.6%	30.6%	28.3%	29.0%

Selling, general and administrative expenses	21,753	20,981	79,533	76,196
Loss on sale of assets	53	107	44	80
Impairment charges	6,239	—	6,239	—
Other expense, net	101	49	427	479
Income from operations	1,312	6,545	6,996	20,082
Operating margin	1.3%	7.2%	2.1%	6.0%

Interest expense	287	204	1,128	859
Interest income	(20)	(23)	(64)	(118)
Income from continuing operations before taxes	1,045	6,364	5,932	19,341
Income tax (benefit) expense	(51)	(1,388)	1,537	1,486
Income from continuing operations	1,096	7,752	4,395	17,855
Income from discontinued operations, net of tax	157	—	642	—
Gain on disposal of discontinued operations, net of tax	4,890	—	4,890	—
Net income	$6,143	$7,752	$9,927	$17,855

Basic earnings per share:
Continuing operations	$0.09	$0.67	$0.37	$1.53
Discontinued operations	0.01	—	0.06	—
Disposal of discontinued operations	0.40	—	0.41	—
Earnings per share	$0.50	$0.67	$0.84	$1.53

Diluted earnings per share:
Continuing operations	$0.09	$0.66	$0.37	$1.53
Discontinued operations	0.01	—	0.05	—
Disposal of discontinued operations	0.40	—	0.41	—
Earnings per share	$0.50	$0.66	$0.83	$1.53

Cash dividends declared per share	$0.02	$0.02	$0.08	$0.08

Weighted avg. shares outstanding: Basic	12,160	11,574	11,801	11,557
Weighted avg. shares outstanding: Diluted	12,253	11,619	11,891	11,596

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands except share and per share data)

	December 31, 2013	December 31, 2012

Assets
Cash and cash equivalents	$34,722	$26,855
Restricted cash	4,124	2,634
Accounts receivable, net	57,137	51,871
Inventories, net	114,064	128,240
Other current assets	12,108	12,580
Total current assets	222,155	222,180

Property, plant and equipment, net	74,656	71,035
Goodwill	9,864	8,497
Other intangible assets, net	32,063	21,584
Other non-current assets	5,230	2,358
Total non-current assets	121,813	103,474
Total assets	$343,968	$325,654

Liabilities and shareholders’ equity
Accounts payable	$24,418	$27,779
Notes payable to bank	—	11,500
Accrued expenses	33,826	29,307
Customer deposits	15,166	15,720
Accrued income taxes	830	3,952
Deferred income taxes	2,569	2,980
Current portion of long-term debt	7,850	2,873
Total current liabilities	84,659	94,111

Long-term debt	18,785	5,616
Pension and postretirement liabilities	28,398	50,312
Deferred income taxes	4,968	3,431
Other liabilities	3,564	10,977
Total non-current liabilities	55,715	70,336

Common stock ($0.01 par value, 12,472,992 issued)	125	125
Additional paid-in capital	114,951	114,072
Retained earnings	90,937	81,961
Treasury shares	(806)	(9,442)
Accumulated other comprehensive loss	(1,613)	(25,509)
Total shareholders’ equity	203,594	161,207
Total liabilities and shareholders’ equity	$343,968	$325,654

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)
Operating activities
Net income	$6,143	$7,752	$9,927	$17,855
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment charges	6,239	—	6,239	—
Depreciation and amortization	2,711	1,998	9,560	7,451
Debt issuance amortization	35	36	83	78
Provision for deferred income taxes	(1,032)	(3,453)	(1,140)	(2,601)
Loss on sale of assets	53	107	44	80
Gain on sale of Forkardt Switzerland	(4,890)	—	(4,890)	—
Unrealized intercompany foreign currency transaction (gain) loss	(2,305)	340	(2,397)	853
Changes in operating assets and liabilities:
Accounts receivable	(5,291)	1,296	(68)	17,522
Inventories	18,850	12,580	20,259	2,365
Other assets	1,179	5,443	1,557	4,486
Accounts payable	(1,728)	(6,119)	(4,083)	(11,538)
Customer deposits	(1,852)	(3,669)	(899)	(7,876)
Accrued expenses	(1,025)	1,511	(8,373)	(4,781)
Accrued postretirement benefits	307	(68)	9	(455)
Net cash provided by operating activities	17,394	17,754	25,828	23,439

Investing activities
Acquisition of business, net of cash acquired	—	(8,768)	(34,250)	(8,768)
Capital expenditures	(1,679)	(1,474)	(3,871)	(7,641)
Proceeds on sale of assets	66	517	179	557
Proceeds from sale of business	6,255	—	6,255	—
Net cash provided by (used in) investing activities	4,642	(9,725)	(31,687)	(15,852)

Financing activities
Proceeds from short-term notes payable to bank	4,692	1,999	47,733	51,626
Repayments of short-term notes payable to bank	(13,296)	(4,737)	(59,025)	(53,537)
Proceeds from long-term debt	10,821	162	33,821	1,268
Repayment of long-term debt	(12,808)	(316)	(15,743)	(1,562)
Dividends paid	(243)	(233)	(944)	(931)
Net proceeds from sale of common stock	7,252	—	8,884	—
Debt issuance fees paid	(5)	—	(687)	—
Other financing activities	—	(11)	(299)	(3)
Net cash (used in) provided by financing activities	(3,587)	(3,136)	13,740	(3,139)

Effect of exchange rate changes on cash	495	455	(14)	671
Net increase in cash	18,944	5,348	7,867	5,119
Cash and cash equivalents at beginning of period	15,778	21,507	26,855	21,736
Cash and cash equivalents at end of period	$34,722	$26,855	$34,722	$26,855

Hardinge believes that providing non-GAAP financial measures such as adjusted operating income, are important for investors and other readers of Hardinge’s financial statements, as they are used as an analytical indicator by Hardinge’s management to better understand its operating performance.

HARDINGE INC. AND SUBSIDIARIES

Reconciliation of GAAP Operating Income to Non-GAAP Operating Income

($ in thousands)

	Quarter Ended December 31,
	2013	2012
GAAP operating income as reported	$1,312	$6,545
Acquisition-related inventory step-up charge	785	—
Acquisition-related expenses	258	290
Impairment charges	6,239	—
Non-GAAP operating income as adjusted	$8,594	$6,835

	Year Ended December 31,
	2013	2012
GAAP operating income as reported	$6,996	$20,082
Acquisition-related inventory step-up charges	1,927	—
Acquisition-related expenses	2,154	290
Impairment charges	6,239	—
Non-GAAP operating income as adjusted	$17,316	$20,372

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